              DODGE & COX                             DODGE & COX
             Balanced Fund
---------------------------------------  ---------------------------------------

                                                      Balanced Fund

                                                    Established 1931

                                         ---------------------------------------


                                         ---------------------------------------


              Dodge & Cox
          Investment Managers
               35th Floor
           One Sansome Street
             San Francisco
            California 94104
             (415) 981-1710

                                                   65th Annual Report
        For Fund literature and                    December 31, 1995
       information, please call:
             (800) 621-3979                               1995
---------------------------------------  ---------------------------------------

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


    To Our Shareholders
    ----------------------------------------------------------------------------

    On the heels of lackluster returns from both stocks and bonds in 1994, the Dodge & Cox Balanced Fund's total return of 28.0% in 1995 was its strongest annual performance during the past decade. This result compares with 1995 returns for the Standard & Poor's 500 Index (S&P 500) of common stocks of 37.6% and for the Lehman Brothers Aggregate Bond (LBAG) Index of 18.5%. Comparative long-term annual returns for the Fund, S&P 500 and LBAG Index are on page 3 of this report.

    The net asset value of the Fund increased during the year from $45.21 to $54.60. In addition, the Fund made distributions totaling $1.19 per share from net realized short and long-term capital gains and $1.90 per share from net investment income. Assuming reinvestment of capital gains distributions, income dividends increased 9% versus the prior year.

    At year-end 1995, the Balanced Fund's total net assets were $1.8 billion. Approximately 57% of the Fund was invested in stocks, 38% in bonds and 5% in cash equivalents, basically the same asset allocation as year-end 1994.

    Banner Year for U.S. Equity Markets

    1995 was an outstanding year for the U.S. equity markets, fueled by a combination of modest growth in the gross domestic product and low inflation that led to declining interest rates. At the same time, corporate earnings for the S&P 500 companies grew an estimated 17%, paving the way for higher stock valuations.

    The Balanced Fund's equity portfolio produced solid returns in this favorable environment, nearly matching the S&P 500 return. Strong contributors to the portfolio were electronic/computer, finance, diversified technology and pharmaceutical stocks. Throughout most of the year, we sold or trimmed several technology stock holdings, as their prices appreciated dramatically. Of the twelve equities held all year with total returns greater than 50%, three were financial institutions, three were pharmaceutical companies and two were electronic/computer stocks.

    Areas of the Fund's equity portfolio which did not perform well in 1995 were retail/distribution, industrial commodities and apparel stocks. As discussed in prior letters, we have been slowly building positions in a number of retailing companies over the past two years. Although the retail environment is currently very tough, we believe that the long-term profitability of the retailers held in the Fund will improve. With most of these stocks at historically low valuations today, we believe they are attractive investments.

    Fixed Income Markets Recover Strongly

    The U.S. fixed income markets staged one of their biggest turnarounds in history in 1995. Following one of the bond market's worst years on record in 1994, the thirty year U.S. Treasury bond returned more than 30% during 1995. Interest rates declined across the yield curve, with the long U.S. Treasury bond rate falling almost two full percentage points to about 6% at year-end. The Balanced Fund's fixed income portfolio outperformed the LBAG Index during 1995; we attribute this strong performance to two key factors:

         . Longer-than-market duration: Because a relatively high percentage of the Fund's fixed income holdings are longer-maturity bonds -- which had larger price appreciation than short-term issues -- the decline in interest rates boosted the value of this portion of the Fund's holdings more dramatically than the value of the broader bond market.

         . Good security selection: The Fund benefited from our emphasis on non-callable and call-protected corporate securities, whose returns outpaced those of callable issues. For example, Time Warner Entertainment and AMR bonds had particularly strong returns. Both issues have long-maturity and non-callable structures, and benefited from significant improvement in other investors' perception of their creditworthiness.

    Steady Investment Strategies

    . Equity Portfolio: Value in Cycle Sensitive and Finance Stocks

    Our focus is on individual companies, rather than "top-down" macroeconomic or sector analysis. Using Dodge & Cox's "bottom up" investment approach, we have identified a number of promising investments in various cycle sensitive


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


    industries. The lowest price-to-earnings (P/E) multiples are in this area, as investors worrying about recession have fled these stocks. Holdings in this sector include electronic/computer, capital equipment, industrial commodities, transportation and consumer durable (e.g., automotive) companies. In total, this well-diversified group of stocks represented just over 40% of the Fund's equity portfolio at year-end 1995. While we trimmed several of these holdings earlier in 1995 as their prices rose, we continue to see long-term investment opportunity in many of these companies.

    In particular, we see good potential for increased valuation in those particular cycle-sensitive companies that have expanded their business franchises into international markets and are aggressively cutting costs or restructuring to boost profitability and shareholder value. One example of such a company is Federal Express, as it builds on its commanding position in overnight delivery to establish a leading worldwide capability. The stock sells at 13 times 1995 earnings, well below the S&P 500's P/E multiple of about 17. Others are Digital Equipment, General Motors, IBM and Deere -- the four largest cycle sensitive holdings in the Fund at year-end.

    We have also identified promising stocks in the broadly defined finance sector. These financial stocks accounted for just under 20% of the Fund's equities at year-end. Finance-related companies in the Fund have been strong performers for several years now, but we view their valuations as still reasonable in the context of the overall market. Many have strengthened themselves to prosper in the ongoing industry consolidation. The largest finance equity holdings in the Fund at year-end were American Express, Golden West Financial and Citicorp.

    . Fixed-Income Portfolio:  Emphasis on Corporate and Mortgage Issues

    The Balanced Fund's fixed-income portfolio continues to emphasize well-structured corporate and mortgage-related bonds. At year-end 1995, the Fund's bond portfolio had allocations between 35% and 40% in each of these sectors. We rely upon in-house fundamental credit research to select individual issues in these areas. Through this research effort we seek to identify securities where we believe the market has underestimated creditworthiness or total return potential. As a result, the Fund's fixed-income portfolio yield is higher than the bond market as a whole.

    U.S. Treasury and Government Agency issues accounted for approximately 25% of the Fund's bond portfolio. We use Treasuries to maintain high average credit quality (AA+) in the Fund and also to adjust the portfolio's duration. While maintaining the duration of the fixed-income portfolio longer than that of the LBAG Index throughout 1995, we did lower its price sensitivity to interest rates as the year progressed. At year-end, the portfolio's duration stood at approximately 5.2 years, which compared to 4.5 years for the LBAG Index. Although we have not abandoned the possibility of lower interest rates, we considered it prudent to modestly reduce the duration of the bond portfolio, given the current level of both real and nominal interest rates.

    Looking Forward

    In closing, we would like to remind our shareholders that the Fund's returns were unusually strong in 1995 in relation to long-term historical averages. Overall, we expect U.S. financial markets to post "more normal" returns in 1996 and beyond. Despite these words of caution, the rationale for a balanced fund investment approach remains valid: stocks provide the opportunity for growth of principal and income over the long-term, while bonds continue to offer a steady stream of current income.

    We also want to recognize and thank two distinguished members of the Balanced Fund's Board of Trustees who resigned at the end of 1995. Peter Avenali is a former Chairman of Dodge & Cox and has served as a Trustee for 37 years. Robert C. Harris also resigned at year-end after 27 years of service. We have valued their wise counsel over the years, and we wish them well in the future.

    Thank you for your continued confidence in the Dodge & Cox Balanced Fund. As always, we welcome your comments and suggestions.

                                   For the Trustees,

                                   /s/ Harry R. Hagey

January 23, 1996                   Harry R. Hagey, Chairman


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


    20 Years of Investment Performance
    ----------------------------------------------------------------------------

    Comparison of change in value of a $10,000 investment in the Dodge & Cox Balanced Fund, the Standard & Poor's 500 Composite Stock Price (S&P 500) Index and the Lehman Brothers Aggregate Bond (LBAG) Index


                             [GRAPH APPEARS HERE]

               Dodge & Cox          S&P              LBAG
Year          Balanced Fund      500 Index          Index
--------------------------------------------------------------
75               $10,000         $ 10,000           $ 10,000
76                12,534           12,399             11,560
77                12,216           11,508             11,909
78                12,856           12,243             12,076
79                14,590           14,527             12,308
80                17,749           19,231             12,642
81                17,300           18,221             13,433
82                21,820           22,146             17,817
83                25,503           27,147             19,309
84                26,705           28,857             22,235
85                35,383           38,027             27,154
86                42,039           45,125             31,295
87                45,056           47,498             32,161
88                50,255           55,387             34,695
89                61,825           72,929             39,740
90                62,406           70,656             43,299
91                75,338           92,186             50,227
92                83,297           99,203             53,946
93                96,590          109,202             59,206
94                98,516          110,640             57,478
95               126,129          152,212             68,098



    Average annual total return for periods ended December 31, 1995        1 Year     5 Years    10 Years    20 Years
    -----------------------------------------------------------------------------------------------------------------
    Dodge & Cox Balanced Fund                                              28.02%     15.11%      13.55%      13.51%
    S&P 500 Index                                                          37.57      16.59       14.88       14.58
    LBAG Index                                                             18.48       9.48        9.63       10.07

    The chart covers the period from January 1, 1976 to December 31, 1995. It compares a $10,000 investment made in the Dodge & Cox Balanced Fund to $10,000 investments made in the Standard & Poor's 500 Composite Stock Price Index and the Lehman Brothers Aggregate Bond Index (a broad based index composed of investment grade bonds). The Fund invests its assets in common stocks and bonds; the S&P 500 is comprised solely of common stocks. The Fund's investment in common stocks during this period has ranged from 54% to 74% of the total portfolio. The chart and average annual total return figures include the reinvestment of dividend and capital gain distributions. These results represent past performance; past performance is no guarantee of future results. Investment return and share price will vary, and shares may be worth more or less at redemption than at original purchase.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Financial Highlights                                                                    Year Ended December 31,
                   ---------------------------------------------------------------------------------------------------------------
                                                                                    1995      1994      1993      1992      1991
Selected data      NET ASSET VALUE, BEGINNING OF YEAR...........................   $45.21    $46.40    $42.44    $40.09    $35.03
and ratios for a   Income from investment operations:
share outstanding  Net investment income........................................     1.90      1.76      1.66      1.72      1.75
throughout each    Net realized and unrealized gain (loss) on investments.......    10.58      (.83)     5.03      2.43      5.36
year                                                                               ------    ------    ------    ------    ------
                   Total income from investment operations......................    12.48       .93      6.69      4.15      7.11
                                                                                   ------    ------    ------    ------    ------
                   Distributions:
                   Dividends from net investment income.........................    (1.90)    (1.76)    (1.66)    (1.72)    (1.76)
                   Distributions from net realized gain on investments..........    (1.19)     (.36)    (1.07)     (.08)     (.29)
                                                                                   ------    ------    ------    ------    ------
                   Total distributions..........................................    (3.09)    (2.12)    (2.73)    (1.80)    (2.05)
                                                                                   ------    ------    ------    ------    ------
                   NET ASSET VALUE, END OF YEAR.................................   $54.60    $45.21    $46.40    $42.44    $40.09
                                                                                   ======    ======    ======    ======    ======
                   TOTAL RETURN.................................................%   28.02      1.99     15.95     10.56     20.72

                   RATIOS/SUPPLEMENTAL DATA:
                   Net assets, end of year (millions)...........................   $1,800    $  725    $  487    $  269    $  179
                   Ratio of expenses to average net assets......................%     .57       .58       .60       .63       .65
                   Ratio of net investment income to average net assets.........%    3.85      3.94      3.67      4.27      4.78
                   Portfolio turnover rate......................................%      20        20        15         6        10


S.E.C. yield for the 30 day period ended December 31, 1995..............   3.64%

                   THE FUND'S TEN LARGEST COMMON STOCK HOLDINGS
                   ---------------------------------------------------------------------------------------------------------------
                                                                                               % of Common
                                                                                             Stock Holdings
                                                                                             --------------
                   Digital Equipment Corp..............................................            3.2
                   General Motors Corp.................................................            3.1
                   Dayton-Hudson Corp..................................................            3.0
                   International Business Machines Corp................................            2.4
                   American Express Co.................................................            2.3
                   Golden West Financial Corp..........................................            2.2
                   Deere & Co..........................................................            2.1
                   Federal Express Corp................................................            2.1
                   Masco Corp..........................................................            2.1
                   Dow Chemical Co.....................................................            2.1
                                                                                                  ----
                                                                                                  24.6%


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Portfolio of Investments                                                                     December 31, 1995
                   --------------------------------------------------------------------------------------------------------------

                        SHARES                                                                                       MARKET VALUE
COMMON             CONSUMER: 12.0%
STOCKS:                405,000     Dayton-Hudson Corp.........................................................     $   30,375,000
56.4%                  477,000     Dillard Department Stores, Inc. Class A....................................         13,594,500
                       228,000     Fleming Cos., Inc..........................................................          4,702,500
                       536,700     Fruit of the Loom, Inc.+...................................................         13,082,063
                       596,000     General Motors Corp........................................................         31,513,500
                       250,000     Genuine Parts Co...........................................................         10,250,000
                     1,070,000     Kmart Corp.................................................................          7,757,500
                       675,000     Masco Corp.................................................................         21,178,125
                       423,000     Melville Corp..............................................................         13,007,250
                       518,500     Nordstrom, Inc.............................................................         20,934,438
                       253,000     Procter & Gamble Co........................................................         20,999,000
                       205,000     VF Corp....................................................................         10,813,750
                       326,700     Whirlpool Corp.............................................................         17,396,775
                                                                                                                   --------------
                                                                                                                      215,604,401
                   FINANCE: 10.6%
                       575,000     American Express Co........................................................         23,790,625
                       127,500     American International Group, Inc..........................................         11,793,750
                       245,000     BankAmerica Corp...........................................................         15,863,750
                       195,000     Barnett Banks, Inc.........................................................         11,505,000
                       160,000     Chubb Corp.................................................................         15,480,000
                       297,000     Citicorp...................................................................         19,973,250
                        72,000     General Re Corp............................................................         11,160,000
                       404,000     Golden West Financial Corp.................................................         22,321,000
                        62,600     Lehman Brothers Holdings, Inc..............................................          1,330,250
                       185,000     Morgan (J.P.) & Co.........................................................         14,846,250
                       418,000     Norwest Corp...............................................................         13,794,000
                       210,500     Republic New York Corp.....................................................         13,077,313
                       295,000     The St. Paul Cos., Inc.....................................................         16,409,375
                                                                                                                   --------------
                                                                                                                      191,344,563
                   ENERGY: 6.4%
                       368,000     Amerada Hess Corp..........................................................         19,504,000
                       155,000     Amoco Corp.................................................................         11,140,625
                       186,000     Chevron Corp...............................................................          9,765,000
                        20,000     Exxon Corp.................................................................          1,602,500
                       254,000     Halliburton Co.............................................................         12,858,750
                        20,000     Mobil Corp.................................................................          2,240,000
                       455,000     Phillips Petroleum Co......................................................         15,526,875
                        95,000     Royal Dutch Petroleum Co...................................................         13,406,875
                       124,000     Schlumberger Ltd...........................................................          8,587,000
                       206,600     Sonat, Inc.................................................................          7,360,125
                       140,000     Union Pacific Resources Group, Inc.........................................          3,552,500
                       205,000     Western Atlas, Inc.+.......................................................         10,352,500
                                                                                                                   --------------
                                                                                                                      115,896,750
                   BASIC INDUSTRY: 5.7%
                       396,000     Aluminum Co. of America....................................................         20,938,500
                        84,700     Boise Cascade Corp.........................................................          2,932,738
                        35,500     Crown Vantage, Inc.+.......................................................            497,000
                       300,000     Dow Chemical Co............................................................         21,112,500
                       498,000     International Paper Co.....................................................         18,861,750

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Portfolio of Investments                                                                     December 31, 1995
                   --------------------------------------------------------------------------------------------------------------

                        SHARES                                                                                       MARKET VALUE
COMMON             BASIC INDUSTRY (Continued)
STOCKS                 355,000     James River Corp. of Virginia..............................................     $    8,564,375
(Continued)            370,700     Nalco Chemical Co..........................................................         11,167,338
                       414,000     Weyerhaeuser Co............................................................         17,905,500
                                                                                                                   --------------
                                                                                                                      101,979,701
                   ELECTRONICS AND COMPUTERS: 5.4%
                       499,600     Digital Equipment Corp.+...................................................         32,036,850
                       203,000     Hewlett-Packard Co.........................................................         17,001,250
                       268,000     International Business Machines Corp.......................................         24,589,000
                       180,800     Motorola, Inc..............................................................         10,305,600
                       900,000     Tandem Computers, Inc.+....................................................          9,562,500
                        60,000     Texas Instruments, Inc.....................................................          3,105,000
                                                                                                                   --------------
                                                                                                                       96,600,200
                   CAPITAL EQUIPMENT: 3.5%
                       337,000     Caterpillar, Inc...........................................................         19,798,750
                       609,000     Deere & Co.................................................................         21,467,250
                       236,000     General Electric Co........................................................         16,992,000
                       135,000     Parker-Hannifin Corp.......................................................          4,623,750
                                                                                                                   --------------
                                                                                                                       62,881,750
                   PUBLIC UTILITIES: 3.1%
                       425,000     BCE, Inc...................................................................         14,662,500
                       385,000     Central & South West Corp..................................................         10,731,875
                       172,500     Consolidated Natural Gas Co................................................          7,827,188
                        32,000     Duke Power Co..............................................................          1,516,000
                        64,000     FPL Group, Inc.............................................................          2,968,000
                       217,300     Pacific Enterprises........................................................          6,138,725
                       281,000     Texas Utilities Co.........................................................         11,556,125
                                                                                                                   --------------
                                                                                                                       55,400,413
                   BUSINESS PRODUCTS AND SERVICES: 2.9%
                       410,000     Donnelley (R.R.) & Sons Co.................................................         16,143,750
                        68,850     Dow Jones & Co.............................................................          2,745,394
                       287,000     Federal Express Corp.+.....................................................         21,202,125
                        89,700     Xerox Corp.................................................................         12,288,900
                                                                                                                   --------------
                                                                                                                       52,380,169
                   DIVERSIFIED TECHNOLOGY: 2.7%
                       525,000     Corning, Inc...............................................................         16,800,000
                       130,000     Grace (W.R.) & Co..........................................................          7,686,250
                       146,000     Minnesota Mining & Manufacturing Co........................................          9,672,500
                       246,500     Raychem Corp...............................................................         14,019,688
                                                                                                                   --------------
                                                                                                                       48,178,438
                   TRANSPORTATION: 2.1%
                       960,000     Canadian Pacific Ltd.......................................................         17,400,000
                       309,000     Union Pacific Corp.........................................................         20,394,000
                                                                                                                   --------------
                                                                                                                       37,794,000

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Portfolio of Investments                                                                     December 31, 1995
                   --------------------------------------------------------------------------------------------------------------

                        SHARES                                                                                       MARKET VALUE
COMMON             PHARMACEUTICAL AND HEALTH: 2.0%
STOCKS                 150,000     Pfizer, Inc................................................................     $    9,450,000
(Continued)            410,350     Pharmacia & Upjohn, Inc....................................................         15,901,063
                       205,000     SmithKline Beecham plc ADR.................................................         11,377,500
                                                                                                                   --------------
                                                                                                                       36,728,563
                                                                                                                   --------------
                                       Total Common Stocks (cost $797,045,663)................................      1,014,788,948
                                                                                                                   --------------
PREFERRED STOCKS:  CONSUMER: 0.1%
0.1%                    76,922     Times Mirror Co. Conversion Preferred Series B.............................          1,990,357
                                                                                                                   --------------
                                       Total Preferred Stocks (cost $1,659,842)...............................          1,990,357
                                                                                                                   --------------
                     PAR VALUE
BONDS:             U.S. TREASURY: 9.1%
38.2%              $25,350,000     U.S. Treasury Notes, 5 1/2%, 1996..........................................         25,369,773
                    48,000,000     U.S. Treasury Notes, 7 7/8%, 1996..........................................         48,705,120
                    30,000,000     U.S. Treasury Notes, 6%, 1997..............................................         30,440,700
                    28,500,000     U.S. Treasury Notes, 5 1/4%, 1998..........................................         28,508,835
                    25,000,000     U.S. Treasury Notes, 7 7/8%, 1998..........................................         26,269,500
                     3,400,000     U.S. Treasury Bonds, 14%, 2011, Callable 2006..............................          5,639,206
                                                                                                                   --------------
                                                                                                                      164,933,134
                   FEDERAL AGENCY: 0.4%
                     5,000,000     Arkansas Dev. Fin. Auth. GNMA Guaranteed Bonds 9 3/4%, 2014................          6,512,000

                   FEDERAL AGENCY MORTGAGE PASS-THROUGH, CMO* AND REMIC**: 15.2%
                     2,132,291     Federal Home Loan Mtge. Corp. Group 25-6637, 8%, 2002......................          2,204,384
                     1,866,040     Federal Home Loan Mtge. Corp. Group D26241, 6 1/2%, 2006...................          1,881,136
                       447,193     Federal Home Loan Mtge. Corp. Group 18-0233, 7%, 2006......................            455,551
                     1,199,087     Federal Home Loan Mtge. Corp. Group 25-0921, 7 1/2%, 2006..................          1,235,048
                       389,758     Federal Home Loan Mtge. Corp. Group 18-5719, 7 1/4%, 2008..................            399,097
                       858,792     Federal Home Loan Mtge. Corp. Group 27-2784, 7 1/4%, 2008..................            879,549
                       444,874     Federal Home Loan Mtge. Corp. Group 25-3827, 7 1/2%, 2008..................            459,719
                     1,589,372     Federal Home Loan Mtge. Corp. Group 18-0468, 8%, 2008......................          1,653,837
                     1,480,252     Federal Home Loan Mtge. Corp. Group D10211, 7 1/2%, 2009...................          1,532,579
                     1,780,775     Federal Home Loan Mtge. Corp. Group 30-9878, 8 3/4%, 2010..................          1,901,138
                       555,529     Federal Home Loan Mtge. Corp. Group 27-3014, 8 1/4%, 2011..................            578,211
                       666,175     Federal Home Loan Mtge. Corp. Group 27-2785, 7 3/4%, 2012..................            687,239
                     1,953,312     Federal Home Loan Mtge. Corp. Group 55-5098, 8 1/4%, 2017..................          2,056,408
                    15,102,336     Federal Home Loan Mtge. Corp. Group D64097, 8 1/2%, 2023...................         15,913,482
                    10,000,000     Federal Home Loan Mtge. Corp. Multi PC Series 1216-GA, 7%, 2006............         10,222,300
                     5,934,000     Federal Home Loan Mtge. Corp. Multi PC Series 1203-H, 6%, 2007.............          5,774,494
                    10,000,000     Federal Home Loan Mtge. Corp. Multi PC Series 1693-H, 6%, 2008.............          9,850,000
                    17,000,000     Federal Home Loan Mtge. Corp. Multi PC Series 1564-H, 6 1/2%, 2008.........         17,239,020
                    10,000,000     Federal Home Loan Mtge. Corp. Multi PC Series 1628-PJ, 6 1/2%, 2022........          9,989,700
                     1,130,202     Federal Natl. Mtge. Assn. MBS Pool 55690, 8 1/2%, 2002.....................          1,179,287
                     1,436,529     Federal Natl. Mtge. Assn. MBS Pool 22354, 6 1/2%, 2004.....................          1,448,251
                     5,743,578     Federal Natl. Mtge. Assn. MBS Pool 70992, 7 1/2%, 2006.....................          5,991,011
                     8,406,691     Federal Natl. Mtge. Assn. MBS Pool 70255, 7 1/2%, 2007.....................          8,745,144
                     9,911,478     Federal Natl. Mtge. Assn. MBS Pool 107047, 8%, 2009........................         10,380,093
                     2,373,570     Federal Natl. Mtge. Assn. MBS Pool 169231, 7 1/2%, 2010....................          2,483,324
                     5,901,927     Federal Natl. Mtge. Assn. MBS Pool 224484, 7 1/2%, 2011....................          6,168,812
                     7,842,284     Federal Natl. Mtge. Assn. MBS Pool 124668, 7 1/2%, 2019....................          8,158,406
                     4,899,151     Federal Natl. Mtge. Assn. PC 1993-234-PA, 5%, 2004.........................          4,833,306

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Portfolio of Investments                                                                     December 31, 1995
                   --------------------------------------------------------------------------------------------------------------

                     PAR VALUE                                                                                       MARKET VALUE
BONDS              FEDERAL AGENCY MORTGAGE PASS-THROUGH, CMO* AND REMIC** (Continued)
(Continued)        $15,475,000     Federal Natl. Mtge. Assn. PC 1994-33-H, 6%, 2009...........................     $   15,146,775
                    12,813,611     Federal Natl. Mtge. Assn. PC G1993-39-A, 5.70%, 2016.......................         12,565,796
                    13,730,000     Federal Natl. Mtge. Assn. PC G1994-13-J, 7%, 2022..........................         14,116,225
                    18,000,000     Federal Natl. Mtge. Assn. PC 1993-185-PE, 6 1/2%, 2023.....................         17,941,320
                    13,187,405     Federal Natl. Mtge. Assn. SMBS L-1, 5%, 2006...............................         12,697,625
                     1,686,150     Federal Natl. Mtge. Assn. SMBS T-1, 6 1/2%, 2009...........................          1,702,674
                    29,230,710     Govt. Natl. Mtge. Assn. Pool 780258, 7 1/2%, 2007..........................         30,449,046
                        71,982     FSF Finance Corp. 1985-1-D, 9 1/4%, 2016...................................             73,242
                    13,352,000     Veterans Affairs Vendee Mtge. Trust 1994-2-3C, 6 1/2%, 2009................         13,424,902
                     8,317,742     Veterans Affairs Vendee Mtge. Trust 1995-1A-1 PT, 7.20731%, 2025...........          8,470,705
                    11,856,121     Veterans Affairs Vendee Mtge. Trust 1995-2C-3A PT, 8.7925%, 2025...........         12,598,433
                                                                                                                   --------------
                                                                                                                      273,487,269
                   INDUSTRIAL: 5.0%
                     5,000,000     Dayton-Hudson Corp. Debentures 9%, 2021....................................          5,948,450
                     2,500,000     Dayton-Hudson Corp. Debentures 9.70%, 2021.................................          3,172,525
                    10,525,000     Dayton-Hudson Corp. MTN 9.35%, 2020, Putable 1997..........................         12,916,175
                     5,500,000     Ford Holdings, Inc. Debentures 9 3/8%, 2020................................          7,075,585
                     9,500,000     Ford Motor Co. Debentures 9.95%, 2032......................................         13,271,880
                     5,750,000     May Department Stores Notes 7 5/8%, 2013...................................          6,252,723
                     6,500,000     May Department Stores Notes 7.60%, 2025....................................          7,027,670
                     6,375,000     Ralston Purina Debentures 7 3/4%, 2015.....................................          6,883,661
                    10,000,000     Time Warner Entertainment Senior Debentures 8 3/8%, 2033...................         10,672,200
                     3,450,000     Union Camp Corp. Debentures 9 1/4%, 2011...................................          4,372,668
                    11,650,000     Walt Disney Co. Debentures 7.55%, 2093.....................................         12,714,577
                                                                                                                   --------------
                                                                                                                       90,308,114
                   FINANCE: 4.6%
                     2,000,000     Barclays North American Capital Corp. Notes 9 3/4%, 2021, Callable 2001....          2,377,840
                     1,800,000     CIGNA Corp. Debentures 7.65%, 2023.........................................          1,852,758
                     4,400,000     CIGNA Corp. Notes 8.30%, 2023..............................................          4,861,076
                     3,100,000     First Nationwide Bank Subordinated Debentures 10%, 2006....................          3,747,621
                    10,750,000     General Electric Capital Debentures 8 1/2%, 2008...........................         12,900,860
                    18,600,000     GMAC Put Bonds 8 7/8%, 2010, Putable 2000/2005.............................         22,760,634
                     3,100,000     Golden West Financial Subordinated Notes 6.70%, 2002.......................          3,185,126
                     3,000,000     Golden West Financial Subordinated Notes 7 1/4%, 2002......................          3,178,230
                     8,075,000     Golden West Financial Subordinated Notes 6%, 2003..........................          7,925,290
                     6,215,000     ITT Hartford Group Notes 8.30%, 2001.......................................          6,887,339
                     5,625,000     ITT Hartford Group Notes 6 3/8%, 2002......................................          5,694,244
                     2,000,000     Norwest Corp. MTN 6 1/2%, 2005.............................................          2,045,480
                     5,500,000     Norwest Corp. Subordinated Debentures 6.65%, 2023..........................          5,432,790
                                                                                                                   --------------
                                                                                                                       82,849,288
                   INTERNATIONAL AGENCY: 1.5%
                     7,200,000     European Investment Bank Bonds 10 1/8%, 2000...............................          8,487,072
                    18,000,000     Inter-American Development Bank Debentures 7 1/8%, 2023, Callable 2003.....         18,496,440
                                                                                                                   --------------
                                                                                                                       26,983,512
                   TRANSPORTATION: 1.3%
                     3,900,000     AMR Corp. Debentures 9.88%, 2020...........................................          4,781,049
                     7,925,000     AMR Corp. Debentures 9 3/4%, 2021..........................................          9,629,113
                     8,479,638     Consolidated Rail Corp. 95-A Pass Through Trust 6.76%, 2015................          8,782,107
                                                                                                                   --------------
                                                                                                                       23,192,269

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Portfolio of Investments                                                                     December 31, 1995
                   --------------------------------------------------------------------------------------------------------------

                     PAR VALUE                                                                                       MARKET VALUE
BONDS              CANADIAN: 1.1%
(Continued)        $ 8,000,000     Canadian Pacific Ltd. Debentures 9.45%, 2021...............................     $   10,206,080
                     7,900,000     Hydro-Quebec Debentures 8.40%, 2022........................................          9,134,059
                                                                                                                   --------------
                                                                                                                       19,340,139
                   PUBLIC UTILITIES: 0.0%
                       750,000     Idaho Power Co. 1st Mortgage Bonds 9 1/2%, 2021, Callable 2001.............            889,598
                                                                                                                   --------------
                                        Total Bonds (cost $654,960,206).......................................        688,495,323
                                                                                                                   --------------

SHORT TERM          14,865,834     Eli Lilly & Co., Variable Demand Note 5.32%, 1996..........................         14,865,834
INVESTMENTS:        11,576,655     General Mills, Inc., Variable Demand Note 5.58%, 1996......................         11,576,655
5.7%                20,654,539     Pitney Bowes Credit Corp., Variable Demand Note 5.49%, 1996................         20,654,539
                    13,000,000     Prudential Funding Corp., Commercial Paper 5.65%, 1996.....................         13,000,000
                     2,100,000     Prudential Funding Corp., Commercial Paper 5.92%, 1996.....................          2,100,000
                    22,318,803     Sara Lee Corp., Variable Demand Note 5.47%, 1996...........................         22,318,803
                    11,717,013     Southwestern Bell Telephone Co., Variable Demand Note 5.72%, 1996..........         11,717,013
                     5,987,315     Wisconsin Electric Power Corp., Variable Demand Note 5.53%, 1996...........          5,987,315
                                                                                                                   --------------
                                        Total Short-Term Investments (cost $102,220,159)......................        102,220,159
                                                                                                                   --------------
                   TOTAL INVESTMENTS (cost $1,555,885,870)..........................      100.4%                    1,807,494,787
                   OTHER ASSETS LESS LIABILITIES....................................       (0.4)                       (7,193,923)
                                                                                          -----                    --------------
                   TOTAL NET ASSETS.................................................      100.0%                   $1,800,300,864
                                                                                          =====                    ==============

                    + Non-income producing
                    * CMO: Collateralized Mortgage Obligation
                   ** REMIC: Real Estate Mortgage Investment Conduit

                See accompanying Notes to Financial Statements

                   Condensed Financial Information
                   --------------------------------------------------------------------------------------------------
                                                            Net Asset Value Per Share         Distributions Per Share
                                                            -------------------------         -----------------------
                   Year Ended                                                                                 Capital
                   December 31          Net Assets          Actual          Adjusted*         Income            Gains
                   --------------------------------------------------------------------------------------------------
                   1986             $   27,516,246          $32.62             $36.18         $ 1.62          $ 3.55
                   1987                 34,376,651           30.72              37.02           1.70            2.67
                   1988                 39,031,819           32.09              39.21           1.68             .46
                   1989                 50,950,919           36.85              45.92           1.76             .71
                   1990                 82,596,374           35.03              44.07           1.81             .33
                   1991                179,392,902           40.09              50.79           1.76             .29
                   1992                268,768,015           42.44              53.86           1.72             .08
                   1993                486,830,358           46.40              60.23           1.66            1.07
                   1994                725,271,607           45.21              59.13           1.76             .36
                   1995              1,800,300,864           54.60              73.00           1.90            1.19**
                                                                                              ------          ------
                                                                                              $17.37          $10.71
                                                                                              ======          ======

                    * Adjusted for assumed reinvestment of capital gains
                      distributions.
                   ** The capital gains distribution of $1.19 per share includes a net short-term capital gain of $.28 per share which was distributed to shareholders as ordinary income.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Statement of Assets and Liabilities                                              December 31, 1995
                   --------------------------------------------------------------------------------------------------
                   ASSETS:
                   Investments (identified cost $1,555,885,870) at market quotations...............    $1,807,494,787
                   Cash............................................................................         4,659,139
                   Dividends receivable and interest accrued.......................................        12,348,113
                   Receivable for investments sold.................................................           239,783
                   Deferred charges................................................................            31,662
                                                                                                       --------------
                                                                                                        1,824,773,484
                                                                                                       --------------
                   LIABILITIES:
                   Payable for Fund shares redeemed................................................         1,228,966
                   Payable for investments purchased...............................................        23,124,467
                   Accounts payable................................................................           119,187
                                                                                                       --------------
                                                                                                           24,472,620
                                                                                                       --------------
Net asset value
per share $54.60       NET ASSETS..................................................................    $1,800,300,864
                                                                                                       ==============

                   NET ASSETS CONSIST OF:
Beneficial         Paid in capital.................................................................    $1,544,063,197
shares             Accumulated undistributed net investment income.................................           628,035
outstanding        Accumulated undistributed net realized gain on investments......................         4,000,715
32,973,247 (par    Net unrealized appreciation on investments......................................       251,608,917
value $1.00 each,                                                                                      --------------
unlimited shares                                                                                       $1,800,300,864
authorized)                                                                                            ==============

                   Statement of Operations                                               Year Ended December 31, 1995
                   --------------------------------------------------------------------------------------------------
                   INVESTMENT INCOME:
                   Dividends.......................................................................      $ 17,146,034
                   Interest........................................................................        38,760,653
                                                                                                         ------------
                                                                                                           55,906,687
                                                                                                         ------------
                   EXPENSES:
                   Management fees (Note 2)........................................................         6,321,900
                   Custodian fees..................................................................           205,145
                   Transfer agent fees.............................................................           303,201
                   Audit fees......................................................................            29,950
                   Legal fees (Note 2).............................................................             1,588
                   Shareholder reports.............................................................           103,130
                   S.E.C. and state registration fees..............................................           150,231
                   Trustees' fees..................................................................            12,000
                   Miscellaneous...................................................................            51,085
                                                                                                         ------------
                                                                                                            7,178,230
                                                                                                         ------------
                   NET INVESTMENT INCOME...........................................................        48,728,457
                                                                                                         ------------
                   REALIZED AND UNREALIZED GAIN ON INVESTMENTS:
                      Net realized gain on investments (excluding short-term investments)..........        40,099,262
                      Change in unrealized appreciation of investments.............................       202,379,528
                                                                                                         ------------
                            Net realized and unrealized gain on investments........................       242,478,790
                                                                                                         ------------
                   NET INCREASE IN NET ASSETS
                      RESULTING FROM OPERATIONS....................................................      $291,207,247
                                                                                                         ============

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   Statement of Changes in Net Assets                                                Year Ended December 31,
                   ---------------------------------------------------------------------------------------------------------
                                                                                                       1995             1994
                   OPERATIONS:
                   Net investment income.................................................    $   48,728,457     $ 25,116,549
                   Net realized gain on investments......................................        40,099,262        4,772,545
                   Net change in unrealized appreciation.................................       202,379,528      (17,796,042)
                                                                                             --------------     ------------
                   NET INCREASE IN NET ASSETS FROM OPERATIONS............................       291,207,247       12,093,052
                                                                                             --------------     ------------
                   DISTRIBUTIONS TO SHAREHOLDERS FROM:
                   Net investment income.................................................       (48,423,029)     (25,279,377)
                   Net realized gain from investment transactions........................       (37,087,374)      (4,824,628)
                                                                                             --------------     ------------
                   TOTAL DISTRIBUTIONS TO SHAREHOLDERS...................................       (85,510,403)     (30,104,005)
                                                                                             --------------     ------------
                   BENEFICIAL SHARE TRANSACTIONS:
                   Amounts received from sale of shares..................................       950,177,869      302,394,531
                   Net asset value of shares issued in connection with
                   reinvestment of dividends from net investment income
                   and from distribution of net realized gain on investments.............        81,994,507       28,102,154
                                                                                             --------------     ------------
                                                                                              1,032,172,376      330,496,685
                   Amounts paid for shares redeemed......................................      (162,839,963)     (74,044,483)
                                                                                             --------------     ------------
                   NET INCREASE FROM BENEFICIAL SHARE TRANSACTIONS.......................       869,332,413      256,452,202
                                                                                             --------------     ------------
                   TOTAL INCREASE IN NET ASSETS..........................................     1,075,029,257      238,441,249

                   NET ASSETS:
                   Beginning of year.....................................................       725,271,607      486,830,358
                                                                                             --------------     ------------
                   End of year (including undistributed net investment income
                   of $628,035 and $322,607, respectively)...............................    $1,800,300,864     $725,271,607
                                                                                             ==============     ============

                   Shares sold...........................................................        18,517,367        6,545,586
                   Shares issued in connection with reinvestment
                   of dividends from net investment income and
                   from distribution of net realized gain on investments.................         1,549,186          610,155
                   Shares redeemed.......................................................        (3,134,045)      (1,607,899)
                                                                                             --------------     ------------
                   Net increase in shares outstanding....................................        16,932,508        5,547,842
                                                                                             ==============     ============

                See accompanying Notes to Financial Statements


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


    Notes to Financial Statements
    ----------------------------------------------------------------------------

1 The Fund is registered under the Investment Company Act of 1940, as amended, as a diversified open-end management company. The Fund consistently follows accounting policies which are in conformity with generally accepted accounting principles for investment companies. Significant policies are:
    (a) Investments are stated at market value based on latest quoted prices;
    (b) Security transactions are accounted for on the trade date. Gains and losses on securities sold are determined on the basis of identified cost. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis; (c) Distributions to shareholders of income and capital gains are reflected in the net asset value per share computation on the date following the date of record; (d) No provision for Federal income taxes has been included in the accompanying financial statements since the Fund intends to distribute all of its taxable income and otherwise continue to comply with requirements for regulated investment companies.

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2 Under a written agreement, the Fund pays an annual management fee of 1/2 of 1% of the Fund's average weekly net asset value to Dodge & Cox, a corporation and manager of the Fund. All officers and three of the trustees of the Fund are officers and employees of Dodge & Cox. Those trustees who are not affiliated with Dodge & Cox receive from the Fund an annual fee of $1,000 and an attendance fee of $500 for each meeting of the Board of Trustees attended. The Fund does not pay any other remuneration to its officers or trustees. Legal fees during 1995 were paid to Heller, Ehrman, White & McAuliffe, legal counsel for the Fund. Robert C. Harris, an employee of that firm, was a trustee of the Fund until December 31, 1995.

3 For the year ended December 31, 1995, purchases and sales of securities, other than short-term securities, aggregated $1,000,524,708 and $231,831,217, respectively, of which U.S. government obligations aggregated $352,161,686 and $109,550,174, respectively. At December 31, 1995, the cost of investments for Federal income tax purposes was equal to the cost for financial reporting purposes. Net unrealized appreciation aggregated $251,608,917, of which $267,253,765 represented appreciated securities and $15,644,848 represented depreciated securities.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


    Report of Independent Accountants
    ----------------------------------------------------------------------------

    To the Trustees and Shareholders of Dodge & Cox Balanced Fund

    In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Dodge & Cox Balanced Fund (the "Fund") at December 31, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1995 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.


    PRICE WATERHOUSE LLP
    San Francisco, California

    January 23, 1996




    ----------------------------------------------------------------------------
    SPECIAL 1995 TAX INFORMATION (UNAUDITED)

    Corporate shareholders should note that for the year ended December 31, 1995, a total of 28% of the Fund's ordinary income distributions qualified for the corporate dividends received deduction.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


    Officers and Trustees
    ----------------------------------------------------------------------------

    Harry R. Hagey, Chairman and Trustee
    Chairman & CEO, Dodge & Cox

    A. Horton Shapiro, Vice-Chairman and Trustee
    Senior Vice-President, Dodge & Cox

    Kenneth E. Olivier, Assistant Secretary and Trustee
    Senior Vice-President, Dodge & Cox

    Max Gutierrez, Jr., Trustee
    Partner, Brobeck, Phleger & Harrison, Attorneys

    Frank H. Roberts, Trustee
    Retired Partner, Pillsbury, Madison & Sutro, Attorneys

    John B. Taylor, Trustee
    Professor of Economics, Stanford University

    Will C. Wood, Trustee
    Principal, Kentwood Associates, Financial Advisers

    W. Timothy Ryan, Secretary
    Senior Vice-President, Dodge & Cox

    E. Morris Cox, Honorary Trustee

    ----------------------------------------------------------------------------

    MANAGERS
    Dodge & Cox
    One Sansome Street, 35th Floor
    San Francisco, California 94104
    Telephone (415) 981-1710

    CUSTODIAN & TRANSFER AGENT
    Firstar Trust Company
    P. O. Box 701
    Milwaukee, Wisconsin 53201-0701
    Telephone (800) 621-3979

    INDEPENDENT ACCOUNTANTS
    Price Waterhouse LLP
    San Francisco, California

    LEGAL COUNSEL
    Heller, Ehrman, White & McAuliffe
    San Francisco, California



    ----------------------------------------------------------------------------
    This report is submitted for the general information of the shareholders of the Fund. The report is not authorized for distribution to prospective investors in the Fund unless it is accompanied by an effective prospectus.


======================================---=======================================

                                  DODGE & COX
======================================---=======================================
                                 Balanced Fund


                   General Information
                   -------------------------------------------------------------

DODGE & COX        The Fund enables investors to obtain the benefits of
BALANCED FUND      experienced and continuous investment supervision. Shares of the Fund represent a well-balanced, diversified investment designed to provide a complete long-term investment program in one convenient holding. The portfolio of the Fund is balanced between common stocks, which provide an opportunity for long-term growth of principal and income, and fixed-income securities, which provide a higher level of income and stability of principal.

INVESTMENT         Since 1930, Dodge & Cox has been providing professional
COUNSEL            investment management for individuals, trustees,
MANAGEMENT         corporations, pension and profit-sharing funds, and
                   charitable institutions. In addition, Dodge & Cox manages the Dodge & Cox Stock Fund and the Dodge & Cox Income Fund. Dodge
                   & Cox is not engaged in the brokerage business nor in the business of dealing in or selling securities.

NO SALES CHARGE    There are no commissions on the purchase or redemption of
                   shares of the Fund.

GIFTS Dodge & Cox Balanced Fund shares provide a convenient method for making gifts to children and to other family members. Fund shares may be held by an adult custodian for the benefit of a minor under a Uniform Gifts/Transfers to Minors Act. Trustees and guardians may also hold shares for a minor's benefit.

REINVESTMENT       Shareholders may direct that dividend and capital gains
PLAN               distributions be reinvested in additional Fund shares.

AUTOMATIC          Shareholders may make regular monthly or quarterly
INVESTMENT PLAN    investments of $100 or more through automatic deductions from their bank accounts.

WITHDRAWAL PLAN    Shareholders owning $10,000 or more of the Fund's shares may elect to receive periodic monthly or quarterly payments of at least $50. Under the plan, all dividend distributions are automatically reinvested at net asset value with the periodic payments made from the proceeds of the redemption of sufficient shares.

                   The above plans are completely voluntary and involve no service charge of any kind.

IRA PLAN The Fund has available an Individual Retirement Plan (IRA) for shareholders of the Fund.

                   Fund literature and details on all of these Plans are available from the Fund upon request.

                   DODGE & COX BALANCED FUND
                   c/o Firstar Trust Company
                   P.O. Box 701
                   Milwaukee, Wisconsin 53201-0701
                   Telephone (800) 621-3979


======================================---=======================================